For:	Alamo Group Inc.

Contact:	Richard J. Wehrle
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES RICHARD J. WEHRLE PLANS TO RETIRE AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, AND TREASURER; AGNES KAMPS
APPOINTED AS SUCCESSOR

SEGUIN, Texas, March 6, 2024 -- Alamo Group Inc. (NYSE: ALG) today announced that Richard J. Wehrle, Executive Vice President, Chief Financial Officer and Treasurer, will retire from the Company on May 3, 2024. Ms. Agnes Kamps joined the Company as Executive Vice-President on March 6, 2024, and will take on the duties of Company Treasurer immediately. Upon Mr. Wehrle’s retirement, Ms. Kamps will succeed Mr. Wehrle as the Company’s Chief Financial Officer. Ms. Kamps joins the Company from Americas Styrenics, LLC, where she has served as Vice President and Chief Financial Officer since January 2021. Prior to her role with Americas Styrenics, Ms. Kamps served in various accounting and finance management capacities with several Siemens companies and with United Technologies. Ms. Kamps holds a Bachelor of Business Administration with an accounting concentration from Robert Morris University and a Master of Business Administration from Friedrich‐Alexander‐Universität Erlangen‐Nürnberg.

Chief Executive Officer and President, Jeffery A. Leonard, commented on the above changes as follows, “Richard has been a part of Alamo Group for over 35 years. He has helped guide the Company through many stages of its development as a vital member of our team. He has been a leader in our positive, profitable growth during his long tenure as Corporate Controller and later as Chief Financial Officer. We want to wish him a long, healthy retirement with his family. We are very pleased to have Agnes join the Company and are excited for what the future holds for her as a part of our leadership team as we continue to grow.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 29 plants in North America, Europe, Australia and Brazil as of December 31, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, unanticipated acquisition results, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.